Exhibit 99.2

February 24, 2015

Fourth Quarter 2014 Highlights:

•	Net sales increased 53% percent to a fourth quarter record $102.4 million
•	Record screen protection and tablet keyboard sales
•	Gross margin of 39%
•	Net income totaled $13.0 million, or $0.43 per diluted share
•	Adjusted EBITDA of $24.3 million

Fiscal Year 2014 Highlights:

•	Net sales increased 19% to $261.6 million
•	Annual gross margin of 32%
•	Net income totaled $10.5 million, or $0.34 per diluted share
•	Introduces 2015 net sales, gross margin and Adjusted EBITDA guidance

SALT LAKE CITY, Feb. 24, 2015 (GLOBE NEWSWIRE) -- ZAGG Inc (Nasdaq:ZAGG), a leading mobile device accessories company with a brand portfolio that includes ZAGG ® and iFrogz ®, today announced fourth quarter ended December 31, 2014 and fiscal year 2014 financial results.

"ZAGG finished 2014 with strong sales momentum in our leading product categories, and our entire team executed throughout the year at a impressive level to deliver these outstanding results," said Randy Hales, president and CEO of ZAGG Inc. "Record fourth quarter revenue demonstrates that the strategies we have put in place over the past year and a half are working. We have seen expanded distribution, very successful products launched as evidenced by the record fourth quarter sales in screen protection and tablet keyboards, and effective in-store marketing to allow consumers to discover the distinct benefits of our products."

Fourth Quarter Highlights (fourth quarter 2014 versus fourth quarter 2013)

•	Net sales of $102.4 million versus $66.8 million
•	Gross margins of 39% versus 37%
•	GAAP diluted EPS of $0.43 versus $(0.07)
•	Adjusted EBITDA of $24.3 million versus $12.3 million
•	Generated over $10.0 million in operating cash flow
•	Record screen protection sales of $56.7 million
•	Record keyboard sales $26.0 million

Fourth Quarter Results

Net sales for the quarter increased 53% to $102.4 million from $66.8 million in the same quarter the previous year. The increase was due to high attachment of our accessory products designed for the iPhone 6 and iPhone 6 Plus, increased placement and improved point of sale marketing for the keyboard product line at key retailers, increased sales of mobile power solutions, and increased international sales. Power management grew in the quarter and has been the highest percentage growth category in 2014. Audio and case sales declined year-over-year.

Net sales by channel were 91% through indirect channels, 5% through www.ZAGG.com and www.iFrogz.com and 4% through the Company's mall cart and kiosk franchise program. International sales were 8% of net sales, versus 10% in the same quarter last year.

Gross profit was $39.6 million, or 39% of net sales versus $24.5 million, or 37% of net sales, in the prior year quarter. The increase in gross profit was largely due to the sales mix with screen protection products making up over 55% of nets sales compared to 40% in the prior year. Higher screen protection sales are beneficial to our gross margin.

Operating income was $20.1 million compared to an operating loss of $(2.9) million for the fourth quarter of 2013. 2013 fourth quarter operating income was impacted by an $11.2 million non-cash charge for the impairment of goodwill and an intangible asset.

Net income was $13.0 million, or $0.43 per diluted share, as compared to net loss of $(2.0) million, or ($0.07) per diluted share, in the fourth quarter of 2013.

Pro forma net income was $14.9, or $0.49 per diluted share, compared to pro forma net income of $7.1 million, or $0.23 per diluted share for the same period last year in 2013.

Adjusted EBITDA was $24.3 million versus $12.3 million of Adjusted EBITDA in the prior year period.

2014 Highlights (Fiscal year 2014 versus fiscal year 2013)

•	Net sales of $261.6 million versus $219.4 million
•	Gross margins of 32% versus 40%
•	Operating income of $17.0 million versus $10.9 million
•	Adjusted EBITDA of $32.1 versus $39.1 million
•	Paid down $17.5 million on the line of credit to zero balance
•	Repurchased 1.8 million shares of ZAGG common stock
•	Record annual screen protection sales of $119.9 million
•	Record keyboard sales of $80.1 million

Fiscal Year 2014 Results

Net sales increased 19% to $261.6 million from $219.4 million in the previous year. Net sales by channel were 90% through indirect channels, 5% through www.ZAGG.com and www.iFrogz.com and 5% through the company's mall cart and kiosk franchise program.

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Gross profit was $83.3 or 32% of net sales, versus $87.1 million or 40% of net sales in 2013. The decline in gross margin was primarily linked to inventory write-downs recorded during 2014 for product expected to be sold below the carrying value. This negative impact on gross profit margin was partially offset by an increase in the overall sales mix of our screen protection products, which have the highest gross margin contribution of our different product lines.

Operating income was $17.0 million compared to $10.9 million for fiscal 2013. Cost containment and expense management throughout the year benefited operating margins. 2013 operating income was impacted by an $11.2 million non-cash charge for the impairment of goodwill and an intangible asset recorded during the fourth quarter of that year.

Net income was $10.5 million or $0.34 per diluted share, as compared to net income of $4.8 million, or $0.15 per diluted share, in fiscal year 2013.

Pro forma net income was $17.8 million, or $0.58 per diluted share, compared to pro forma net income of $22.9 million, or $0.73 per diluted share, in fiscal year 2013.

Adjusted EBITDA was $32.1 million versus $39.1 million in the fiscal year 2013.

About Non-GAAP Financial Information

Readers are cautioned that the Adjusted EBITDA (earnings/loss before stock-based compensation expense, depreciation and amortization, impairment of goodwill and intangibles, impairment of an investment in a private company, other income/expense, and provision for income taxes) and pro forma net income/loss (earnings/loss before stock-based compensation expense, amortization, impairment of goodwill and intangibles, impairment of an investment in a private company and other income/expense [excluding cash interest expense], net of tax effects where applicable) contained in this commentary are not financial measures under US generally accepted accounting principles (GAAP). In addition, this financial information should not be construed as alternatives to any other measures of performance determined in accordance with GAAP, or as indicators of operating performance, liquidity or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that they fail to address. For comparative purposes, we applied an annualized statutory tax rate of 39.23% in 2014 and 38.25% in 2013, which reflects the Company’s statutory tax rate in each respective period, to derive the pro forma net income/loss and pro forma earnings per share. We present this financial information because we believe that it is helpful to some investors as a measure of performance. We caution readers that non-GAAP financial information, by its nature, departs from traditional accounting conventions. Accordingly, its use can make it difficult to compare current results with results from other reporting periods and with the financial results of other companies.

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Outlook

The Company is forecasting 2015 revenue in a range of $260 million - $270 million. We anticipate growth of about 50% in Western Europe, but do not anticipate significant growth in our current key retailers in the U.S. We anticipate incremental gains with new product placements being offset by sales for screen protection normalizing from the high levels seen with the launch of the iPhone 6 and 6 Plus. There are numerous device launches planned in 2015, but they are not anticipated to replicate the levels seen of the iPhone 6s. We expect to gain new distribution into new and prospective retail channels in 2015, but we are uncertain of the load-in timings, with many having resets in the second half of 2015.

We anticipate corporate gross margin to increase to the mid-30’s in 2015. We are working to take costs out of the supply chain and lower transportation cost, however the timing of the impact of these cost savings is likely to be in the second half of the year.

Adjusted EBITDA is anticipated to be in a range of $38 million to $41 million. The biggest driver for the improvement in Adjusted EBITDA is gross margin. We are forecasting the improvement in cost of goods sold and flat operating expenses throughout 2015 to allow Adjusted EBITDA to grow year-over-year in a range of 18% to 28%.

Conference Call

A conference call will be held today at 5:00 p.m. EST to review these results. Interested parties may access via the Internet on the Company's website at: investors.zagg.com.

Safe Harbor Statement

In addition to the historical information contained in this press release, this release contains (and oral communications made by ZAGG may contain) statements that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, outlook, assumptions, or future events or performance, often, but not always, through the use of words or phrases such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "predicts," "projects," "targets," or similar expressions, are not statements of historical facts and may be forward-looking. Readers are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements. In addition to any assumptions and other factors and matters referred to specifically in connection with such forward-looking statements, factors that could cause actual results or outcomes to differ materially from those contained in forward-looking statements include the following: (a) the ability to design, produce, and distribute the creative product solutions required to retain existing customers and to attract new customers; (b) building and maintaining marketing and distribution functions sufficient to gain meaningful international market share for ZAGG's products; (c) the ability to respond quickly with appropriate products after the adoption and introduction of new mobile devices by major manufacturers like Samsung and Apple; (d) changes or delays in announced launch schedules for new mobile devices by major manufacturers like Samsung and Apple; (e) the impact of inconsistent quality or reliability of new product offerings; (f) the impact of lower profit margins in certain new and existing product categories; (g) the impacts of changes in economic conditions, including on customer demand; (h) the impact of lower profit margins in certain new and existing product categories; (i) managing inventory in light of constantly shifting consumer demand; (j) the failure of information systems or technology solutions or the failure to secure information system data, failure to comply with privacy laws, security breaches, or the effect on the company from cyber attacks, terrorist incidents, or the threat of terrorist incidents; and (k) adoption of or changes in accounting policies, principles, or estimates. Any forward-looking statement speaks only as of the date on which such statement is made. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Readers should also review the risks and uncertainties listed in ZAGG's most recent Annual Report on Form 10-K and other reports the company files with the U.S. Securities and Exchange Commission, including (but not limited to) Item 1A - "Risk Factors" in the Form 10-K and Management's Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time. ZAGG disclaims any obligation to update publicly any forward-looking information, whether in response to new information, future events, or otherwise, except as required by applicable law.

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Supporting Resources

•	ZAGG products
•	ZAGG investor relations
•	ZAGG on Facebook
•	ZAGG on Twitter
•	ZAGG on YouTube
•	ZAGG blog

About ZAGG Inc:

ZAGG Inc (Nasdaq:ZAGG) and its subsidiaries (the "company") design, produce and distribute creative mobile accessory solutions. The company's three distinct brands -- ZAGG, iFrogz and invisibleSHIELD® -- offer solutions such as keyboards, cases, screen protection, audio, power management and gaming products. ZAGG serves as the professional, work-hard technology-based product line; iFrogz is the fun, trend-driven, clever and colorful product line; and invisibleSHIELD is the durable, scientifically-formulated, protective product line. ZAGG Inc distinguishes itself by offering industry-leading products through targeted global distribution channels, with the broadest product offering in its sector. More information about the company and its brands is available at ZAGG.com.

CONTACT:

      Investor Relations:

ZAGG Inc

Kim Rogers

801-506-7008

kim.rogers@zagg.com

Media:

Edelman

Roman Skuratovskiy

650-762-2835

roman.skuratovskiy@edelman.com

Company:

ZAGG Inc

Nathan Nelson

801-506-7341

nnelson@zagg.com

Source: ZAGG Inc

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